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                                  EXHIBIT 10.8
                                                                      EXHIBIT #1

                                 AMENDMENT NO. 1
                                     TO THE
                                 USG CORPORATION
                            LONG-TERM INCENTIVE PLAN

     This Amendment is made by USG Corporation, a Delaware corporation (the "Company").

                                    RECITALS:

     A. The Board of Directors and the stockholders of the Company have approved the USG Corporation Long-Term Incentive Plan (the "Plan");

     B. The Company, pursuant to Section 17 of the Plan, retains the right to amend the Plan as long as the amendment (i) would not materially increase the benefits accruing to participants under the Plan; (ii) would not materially increase the number of securities which may be issued under the Plan; (iii) would not materially modify the requirements for participation in the Plan; and
(iv) does not otherwise need to be approved by the stockholders of the Company in order to comply with applicable legal requirements or the requirements of the principal national exchange upon which the Company's common shares are traded or quoted; and

     C. The Company has determined that it is advisable to amend the Plan in the manner hereinafter set forth.

                                    AMENDMENT

     The Plan is hereby amended as follows:

1. Section 3(b) is hereby amended by splitting such section into two subsections, with the existing Section 3(b) being labeled as Section 3(b)(i), and by adding a new Section 3(b)(ii) immediately following Section 3(b)(i) to read as follows:

     "(ii) Awards will not be granted under Section 9 of the Plan to the extent they would involve the issuance of more than 205,000 shares in the aggregate (subject to adjustment as provided in Section 11)."

2. A new Section 20(k) is hereby added to the end of the Plan to read as follows:

     "Notwithstanding anything to the contrary contained in the Plan, awards granted under Section 6 (Restricted Stock) and Section 7 (Restricted Stock Units) will be subject to the following: (a) if an award of Restricted Stock or Restricted Stock Units vests upon the passage of time rather than the achievement of Management Objectives, the Restricted Stock shall be subject to a substantial risk of forfeiture for, and the Restricted Stock Units shall be subject to a Restriction Period of, at least three years, except that any substantial risk of forfeiture may lapse and any restrictions may be removed on an annual ratable basis during any such period of restriction and

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     the substantial risk of forfeiture and the Restriction Period may lapse earlier in the event of the retirement, death or disability of a Participant or a Change in Control; and (b) if an award of Restricted Stock or Restricted Stock Units vests upon the achievement of Management Objectives, the Restricted Stock shall be subject to a substantial risk of forfeiture for, and the Restricted Stock Units shall be subject to a Restriction Period of, at least one year, except that the substantial risk of forfeiture and the Restriction Period may lapse earlier or otherwise be modified in the event of the retirement, death or disability of a Participant or a Change in Control. Further, notwithstanding anything to the contrary contained in the Plan, the Performance Period with respect to any Performance Share or Performance Unit will not be less than one year, except that the Performance Period may lapse earlier or otherwise be modified in the event of the retirement, death or disability of a Participant or a Change in Control."


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